Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

INVESTOR CONTACT:

Jonathan P. Foster

Chief Financial Officer

Info@InfuSystem.com

800-962-9656

FOR IMMEDIATE RELEASE

Monday, May 21, 2012

InfuSystem Holdings, Inc. Reports $14.3 Million of Revenues and $1.6 Million of EBITDA for the First Quarter of 2012

MADISON HEIGHTS, MICHIGAN, May 21, 2012—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), the leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported results for the first quarter ended March 31, 2012.

Revenues for the quarter ending March 31, 2012 were $14.3 million, up 11% from $13.0 million in the first quarter of 2011. Gross profit for the three months ending March 31, 2012 was $10.4 million, up 15% from $9.1 million in first quarter of last year. First quarter net loss was $0.9 million, equal to $0.04 loss per diluted share, compared to $0.2 million net loss, equal to $0.01 income per diluted share in the prior period.

Ryan Morris, the newly appointed Executive Chairman, said the first quarter results provide a solid foundation for the new management team that took office in late April, and whose strategy for achieving growth and increasing shareholder value should begin to be reflected in subsequent quarterly results. Since mid-March, the Company has welcomed the arrival of Interim Chief Executive Officer Dilip Singh, Chief Financial Officer Jonathan P. Foster, as well as five new Board members.

“It’s been a very eventful quarter for the Company and I am proud that our employees and operational management continued the top line revenue growth while these Board and management changes took place,” Morris said.

The new management team has already begun building on those efforts, starting first with a series of operational improvements, integration of past acquisitions to generate new synergies for the Company and cost-savings initiatives – some of which will be announced soon and some of which are already underway.

Interim Chief Executive Officer Dilip Singh said these operational improvements are just the first steps the Company will implement as part of a broader strategy to achieve long-term growth. “Our initial focus is to maximize cash generation with EBITDA for sustained financial stability while achieving growth by continuing to take market share in our core markets. Over the long-term, we

InfuSystem Holdings, Inc. Announces First Quarter, Fiscal 2012 Results

see significant, recurring opportunity for organic growth, notably by enhancing customer service solutions that make it easier for our various partners, channels and customers to rent, lease or buy new and reconditioned pumps with just in time inventory; entering other vertical medical markets disciplines; and, in time, expanding our franchise model globally.”

Operating Results

The 11% increase in revenues relative to the first quarter of 2011 is primarily related to the addition of new customers with larger patient bases, increased penetration into our existing customer accounts and the resolution of the oncology drug shortage affecting certain products.

The $10.4 million in gross profit recorded in the first quarter of 2012 represented 73% of revenues for the current period compared with 70% percent in the prior year’s period. The increase in the gross margin percentage was primarily related to lower pump depreciation and a higher mix of third party billings as compared to pump sales, rentals and services.

Selling, general and administrative expenses (SG&A) for the first quarter of fiscal 2012 were $10.9 million, 24 percent higher than the prior period’s $8.8 million. As a percent of revenues, SG&A was 76 percent compared to 62 percent for the prior fiscal year (excluding non-cash impairment charges). The major factors contributing to the increase of $2.1 million in SG&A were expenses of $1.5 million related primarily to legal fees and other costs associated with activities related to negotiating and entering into a settlement agreement with a concerned stockholder group and a fifth amendment to the Company’s credit facility. The settlement agreement and fifth amendment to the credit facility are described in the 8-K the Company filed on April 26th. Additional related fees and expenses are expected in the second quarter of 2012.

EBITDA for the first quarter of fiscal 2012 was $1.6 million compared to $2.4 million a year ago. Excluding the one-time fees associated with the activities described above, EBITDA would have been $3.1 million. A Non-GAAP reconciliation from net income can be found in the appendix.

Financial Condition

Net cash provided by operations for the first quarter ending March 31, 2012 was $0.1 million compared to $2.1 million in the prior period. The latest quarter’s results reflected increased professional fees associated with the concerned stockholder group and employee compensation costs. In addition, the Company reported capital expenditures of $1.2 million, a decrease of $1.2 million compared to the prior period. The cash balance decreased by $3.2 million from the comparable period in the prior year due to issues noted herein and the Company ended the quarter with no cash on the balance sheet due to outstanding payments. The Company had $2.5 million drawn as of March 31, 2012, on its $5.0 million revolving credit facility. During the quarter, the Company continued to make the required payments on its $21.0 million in long-term debt.

Conference Call

The Company will host a conference call to share the results of its first quarter fiscal 2012 results on Tuesday, May 22, at 9:00 a.m. Eastern Time. Dilip Singh, Interim Chief Executive Officer, and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community.

The Company invites interested investors to listen to the presentation, which will be carried live on the Company’s Web site: www.infusystem.com in the Investors section. To participate by

InfuSystem Holdings, Inc. Announces First Quarter, Fiscal 2012 Results

telephone, the dial-in number is (888)-895-5271 with confirmation number 32474314. Those who wish to listen should either dial in or go to the web site several minutes prior to the call to register. An online archive of the conference call will remain on the Company’s Web site for the following 30 days.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

InfuSystem Holdings, Inc. Announces First Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)	March 31, 2012	December 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$—	$799
Accounts receivable, less allowance for doubtful accounts of $2,021 and $1,773 at March 31, 2012 and December 31, 2011, respectively	8,320	7,350
Accounts receivable - related party	3	98
Inventory	3,918	3,217
Prepaid expenses and other current assets	874	934
Deferred income taxes	681	682

Total Current Assets	13,796	13,080
Property & equipment, net	14,864	15,764
Deferred debt issuance costs, net	367	421
Intangible assets, net	27,597	28,221
Deferred income taxes	18,497	18,187
Other assets	509	590

Total Assets	$75,630	$76,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,180	$4,004
Accounts payable - related party	—	59
Other current liabilities	2,376	2,235
Derivative liabilities	256	258
Current portion of long-term debt	6,303	6,576

Total Current Liabilities	12,115	13,132
Revolving credit facility	2,500	—
Long-term debt, net of current portion	21,008	22,551
Other liabilities	470	415

Total Liabilities	$36,093	$36,098

Stockholders’ Equity:
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 21,330,235 and 21,330,235, respectively; outstanding 21,132,545 and 21,132,545, respectively	2	2
Additional paid-in capital	87,827	87,541
Accumulated other comprehensive loss	(135)	(136)
Retained deficit	(48,157)	(47,242)

Total Stockholders’ Equity	$39,537	$40,165

Total Liabilities and Stockholders’ Equity	$75,630	$76,263

InfuSystem Holdings, Inc. Announces First Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31 (unaudited)
(in thousands, except share data)	2012	2011
Net revenues
Rentals	$12,905	$11,589
Product sales	1,443	1,368

Total revenues	14,348	12,957

Cost of revenues:
Cost of revenues — Product, service and supply costs	2,235	2,143
Cost of revenues — Pump depreciation, sales and disposals	1,677	1,761

Gross profit	10,436	9,053

Selling, general and administrative expenses:
Provision for doubtful accounts	1,247	1,222
Amortization of intangibles	684	645
Asset impairment charges	—	—
Selling and marketing	2,745	2,442
General and administrative	6,273	4,517

Total sales, general and administrative	10,949	8,826

Operating (loss) income	(513)	227

Other income (expense):
Interest expense	(601)	(541)
Other income (expense)	2	(3)

Total other loss	(599)	(544)

Loss before income taxes	(1,112)	(317)
Income tax benefit	197	146

Net loss	$(915)	$(171)

Net loss per share:
Basic and diluted	$(0.04)	$(0.01)
Weighted average shares outstanding:
Basic and diluted	21,132,545	21,012,312

Comprehensive Loss
Net loss	$(915)	$(171)
Unrealized gain on interest rate swap, net of taxes	1	47

Comprehensive Loss	$(914)	$(124)

InfuSystem Holdings, Inc. Announces First Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31
(in thousands)	2012	2011
OPERATING ACTIVITIES
Net loss	$(915)	$(171)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	1,247	1,222
Depreciation	1,445	1,558
Loss on disposal of pumps	151	271
Amortization of intangible assets	684	645
Amortization of deferred debt issuance costs	54	62
Stock-based compensation	341	248
Deferred income taxes	(310)	(146)
Changes in Assets - (Increase)/Decrease:
Accounts receivable, net of provision	(2,122)	(1,599)
Other current assets	(641)	195
Other assets	302	(11)
Changes in Liabilities - Increase/(Decrease), exclusive of effects of acquisitions:
Accounts payable and other liabilities	(149)	(152)

NET CASH PROVIDED BY OPERATING ACTIVITIES	87	2,122

INVESTING ACTIVITIES
Capital expenditures	(1,207)	(2,438)
Acquisition of intangible assets	(66)	—

NET CASH USED IN INVESTING ACTIVITIES	(1,273)	(2,438)

FINANCING ACTIVITIES
Principal payments on term loan and seller’s note	(1,217)	(1,030)
Proceeds from draw on revolving credit facility	2,500	—
Treasury shares repurchased	—	(229)
Principal payments on capital lease obligations	(896)	(263)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	387	(1,522)

Net change in cash and cash equivalents	(799)	(1,838)
Cash and cash equivalents, beginning of period	799	5,014

Cash and cash equivalents, end of period	$—	$3,176

InfuSystem Holdings, Inc. Announces First Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended March 31 (unaudited)
(in thousands, except share data)	2012	2011
Net loss	$(915)	$(171)

Adjustments:
Interest expense	601	541
Income tax benefit	(197)	(146)
Depreciation	1,445	1,558
Amortization	684	645

EBITDA	1,618	2,427